EXHIBIT 5
                                                       and 23(A)
                                June 18,1999

FirstEnergy Corp.
76 South Main Street
Akron, Ohio  44308

     RE:  Registration Statement on Form S-8 of FirstEnergy Corp.
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          Relating to the Issuance of Shares of Common Stock and
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          Deferred Compensation Obligations Pursuant to the
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          FirstEnergy Corp. Executive Deferred Compensation Plan and
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          the Amended FirstEnergy Corp. Deferred Compensation Plan For
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          Directors
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Ladies and Gentlemen:

     I have acted as counsel to FirstEnergy Corp., an Ohio corporation (the "Company"), in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the offering of up to 525,000 shares (the "Shares") of the Company's Common Stock, par value $0.10 per share, and up to $14,000,000 in principle amount of deferred compensation obligations (the "Obligations") to be issued pursuant to the provisions of the FirstEnergy Corp. Executive Deferred Compensation Plan and the Amended FirstEnergy Corp. Deferred Compensation Plan For Directors (the "Plans").

     In arriving at the opinions expressed below, I have reviewed the Registration Statement and the Plans. In addition, I reviewed the originals or copies certified or otherwise identified to my satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and I have made such investigations of law, as I have deemed appropriate as a basis for the opinion express below.

     In rendering the opinions expressed below, I have assumed the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies. In addition, I have assumed and have not verified the accuracy as to factual matters of each document I have reviewed.

     Based upon the foregoing, and subject to the further assumptions and qualifications set forth below, it is my opinion that:

1.  When

     a. the applicable provisions of the Securities Act of 1933 shall have been complied with;

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     b.  the Company's Board of Directors shall have duly authorized the issuance of the Shares; and

     c. the Shares shall have been duly issued pursuant to the provisions of the Plans and paid for in an amount not less than par value of $.10 per share;

the Shares will be legally issued, fully paid and nonassessable; and

2.  When

     a. the applicable provisions of the Securities Act of 1933 shall have been complied with; and

     b. the Company's Board of Directors shall have duly authorized the issuance of the Obligations pursuant to the provisions of the Plans;

the Obligations will be legally issued, fully paid and nonassessable.

     I hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement. In giving such opinion, I do not thereby admit that I am acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

                              Respectfully submitted,


                              /s/ Michael R. Beiting
                              ----------------------
                              Michael R. Beiting


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